PRESS RELEASE

FOR FURTHER INFORMATION

At The Vandiver Group, Inc
(314) 606-1878 (cell)
Andy Likes, Sr. Director of Media Relations
ALikes@vandivergroup.com

FOR IMMEDIATE RELEASE
November 16, 2012

RELIANCE BANCSHARES REPORTS THIRD QUARTER NET INCOME
Company Continues to Make Significant Progress

ST. LOUIS, MO, November 16, 2012 - Reliance Bancshares, Inc., the parent company of Reliance Bank and Reliance Bank, FSB announces its third quarter earnings which ended September 30, 2012.

The Company reported net income of $274 thousand for the third quarter 2012 compared to a $4.2 million net loss for the third quarter of 2011. The improvement is primarily attributed to significant progress made in reducing the level of problem loans, allowing for a significant reduction in provision for loan losses, which declined by $5.1 million (99.8%) and $13.2 million (77.2%) for the quarter and year-to-date, respectively. The Company has also reduced its year-to-date net loss to $550 thousand compared to a net loss of $17.6 million for the same period of 2011.

“Reliance Bancshares has made significant financial strides over the last several quarters thanks to the team we've assembled and the changes we've implemented to make the Company stronger,” said Allan D. Ivie, IV, President and CEO of Reliance Bancshares, Inc. “With the vision and strategies Thomas Brouster has put in place, we've delivered remarkable performance and we're turning a profit. We see the plan we're implementing to return the bank to profitability is working. As asset quality continues to improve, we can begin to expand relationships that will continue to grow our profitable community banking franchise for the long-term.”

Reserves for possible loan losses as a percentage of loans increased to 4.91% on September 30, 2012 compared to 4.35% on December 31, 2011. Contributing to this increase, the Company has made significant progress in obtaining recoveries from previously charged-off loans. For the third quarter 2012, the Company had net recoveries of $673 thousand. The reserve as a percentage of nonperforming loans has increased to 71.95% on September 30, 2012 from 30.08% on December 31, 2011.

Key Financial Metrics

•	Quarterly net income of $274 thousand

•	Dramatically improved asset quality

•	Major and continued decrease in nonperforming loans

•	Significant reduction in loan loss provision expense

•	Ongoing decline in non-interest expense

Nonperforming loans have fallen for seven consecutive quarters and declined by $20.8 million (34.2%) during the third quarter 2012. Year-to-date, nonperforming loans have declined $64.2 million (61.6%). Nonperforming loans as a percentage of outstanding loans declined to 6.8% from 14.5% at December 31, 2011. Nonperforming loans have declined by $131.0 million (76.6%) from a high of $171.1 million at December 31, 2010. Total watch list loans, which include nonperforming loans as well as loans that management considers high risk, have declined by $151.3 million (61.5%) since December 31, 2011.

	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Nonperforming loans	$ 40.1million	$60.9 million	$81.1 million	$104.3 million
Nonperforming assets*	$ 82.1 million	$99.0 million	$110.5 million	$139.4 million
Watch list loans **	$94.9 million	$144.1 million	$217.6 million	$246.2 million
Reserve for possible loan losses	$ 28.9 million	$28.2 million	$31.9 million	$31.4 million

* Nonperforming assets are comprised of nonperforming loans, nonperforming investments, and other real estate owned.
** Watch List Loans include nonperforming loans as well as loans that management considers high risk.
Another factor in the Company's improved results was the decline in noninterest expense by $6.1 million (20.9%) for year-to-date 2012, compared to the same period of 2011. Also, third quarter 2012 noninterest expense declined $241 thousand (3.0%) from the same period last year. The largest drop came from other real estate expense, which declined $2.8 million (33.8%) for year-to-date and $446 thousand (20.9%) for the quarter compared to the same periods of 2011. Salaries and benefits dropped $1.8 million (17.9%) for year-to-date and $309 thousand (9.6%) for the quarter compared to the same periods of 2011.

Net interest income declined $4.8 million (18.6%) and $1.3 million (15.6%) for the year-to-date and third quarter, respectively. The reduction in net interest income resulted from a shrinking balance sheet due to the Company's successful efforts in reducing its commercial real estate loans. Interest expense declined $5.0 million (41.0%) and $1.3 million (36.3%) for year-to-date and the quarter, compared to the same periods during 2011.

As a result of the efforts to improve the quality of the portfolio, loans decreased 18.4% or $132.4 million compared to year-end December 2011. Total assets as of September 30, 2012 were $994 million, a 5.1% decrease compared to December 31, 2011.

Non-interest bearing deposits decreased 1.87% while interest bearing deposits declined 5.17% over the past nine months and total deposits as of September 30, 2012 were $843.3 million. The Company has reduced higher cost deposits compared to noninterest bearing deposits, decreasing interest expense.

“While we've been reducing problem assets and turning around our community Bank, our focus remains on our customers,” said Mr. Ivie. “Our strong team, innovative products and best in class service set us apart and will help us grow our successful banking franchise. Our markets need a bank that knows our community well, and what they need to be successful. Reliance Bank is that true community bank in St. Louis and Fort Myers and we are ready to grow our relationships with our customers.”

About Reliance Bancshares, Inc.
Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers. The Company's common stock is quoted on the OTCQB (www.pinksheets.com) under the symbol “RLBS”. The Company filed a Form 15 with the Securities and Exchange Commission on April 27, 2012 to deregister its shares of common stock under Rule 12g-4 (a)(1). It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank. It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with two branches in the Southwest Florida area. The Company's total assets as of September 30, 2012 was $994 million. Reliance Bancshares, Inc. website can be found at www.reliancebancshares.com.

Forward-looking statements
This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipates,” “expects,” "intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated from time to time in our other SEC filings.

(In thousands)
BALANCE SHEETS	September 30, 2012	December 31, 2011
ASSETS
Cash and due from banks	$11,292	9,731
Short-term investments	58,150	43,799
Fed Funds Sold	340	—
Debt and equity investments	276,414	222,207

Loans	588,158	720,576
Less reserve for loan losses	(28,852)	(31,370)
Net loans	559,306	689,206

Premises and equipment, net	35,653	34,030
Goodwill and identifiable intangible assets	92	105
Other real estate owned	41,582	34,565
Other assets	10,887	13,183

Total assets	$993,716	1,046,826

LIABILITIES & EQUITY
Noninterest bearing deposits	$65,518	66,765
Interest bearing deposits	777,758	820,121
Total deposits	843,276	886,886

Short-term borrowings	8,375	17,243
Long-term FHLB borrowings	67,000	67,000
Other liabilities	7,879	6,055

Total liabilities	926,530	977,184

Stockholders’ equity	67,186	69,642

Total liabilities & equity	$993,716	1,046,826

	For the Three	For the Three	For the Nine	For the Nine
(In thousands)	Months Ended	Months Ended	Months Ended	Months Ended
INCOME STATEMENTS	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Total interest income	$9,145	11,697	28,409	38,249
Total interest expense	2,253	3,535	7,233	12,250
Net interest income	6,892	8,162	21,176	25,999

Provision for loan losses	10	5,144	3,888	17,060
Net after provision	6,882	3,018	17,288	8,939

NONINTEREST INCOME
Service charges on deposits	152	174	445	581
Gain (loss) sale of securities	380	(1)	2,903	56
Other real estate owned income	367	453	781	1,119
Other income	347	243	1,093	869
Total noninterest income	1,246	869	5,222	2,625

NONINTEREST EXPENSE
Salaries and benefits	2,896	3,205	8,395	10,219
Other real estate expense	1,688	2,134	5,570	8,410
Occupancy and equipment	888	992	2,698	3,065
FDIC assessment	550	496	1,683	2,273
Legal and professional fees	796	249	1,758	1,492
Other	1,036	1,019	2,956	3,690
Total noninterest expense	7,854	8,095	23,060	29,149

Income before taxes	274	(4,208)	(550)	(17,585)
Income taxes	—	—	—	—

Net income	$274	(4,208)	(550)	(17,585)